UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 16, 2004

Date of Report (Date of earliest event reported)

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-20322 (Commission File Number)	91-1325671 (IRS Employer Identification No.)

2401 Utah Avenue South
Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     On November 16, 2004, the Board of Directors (the “Board”) of Starbucks Corporation (the “Company”), upon a recommendation from the Compensation and Management Development Committee of the Board, established both objective and individual performance goals for performance-based bonuses payable in respect of the fiscal year ending October 2, 2005 (“Fiscal 2005”) to the executive officers of the Company under the Company’s Executive Management Bonus Plan (the “EMB Plan”). The EMB Plan is filed with this report as Exhibit 10.1. Target bonuses for the Company’s chairman and chief global strategist, president and chief executive officer and ceo designate are based on achievement of an objective performance goal only. Target bonuses for all other executive officers of the Company are weighted so that 80% of the target bonus is based on an objective performance goal and 20% is based on individual performance goals.

     The objective performance goal for each of the executive officers is based on the Company’s earnings per share for Fiscal 2005, excluding the impact of any (i) significant acquisitions or dispositions of businesses by the Company, (ii) one-time, non-operating charges or (iii) accounting changes (including the Company’s early adoption of any accounting change) mandated by any governing body, organization or authority; and adjusted for any stock split, stock dividend or other recapitalization (such measure, the “Adjusted Earnings Per Share”). Individual performance goals vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers. Relative weights assigned to each individual performance goal typically range from 5% to 35% of the portion of the bonus attributable to achievement of individual performance goals. The Fiscal 2005 target bonus amounts and weighting between the objective and individual performance goals for each executive officer are set forth in the table below.

	Target Bonus
	(as a	Objective	Individual
	Percentage of	Performance	Performance
Executive Officer	Base Salary)	Goals Weight	Goals Weight
chairman and chief global strategist	100%	100%	0%
president and chief executive officer	100%	100%	0%
ceo designate	100%	100%	0%
division presidents	65%	80%	20%
executive vice presidents	50%	80%	20%

     The terms of the EMB Plan permit bonus payouts in excess of the target bonus in the event (as was the case in fiscal 2004) that the Company’s actual financial performance is better than the objective performance goal. For Fiscal 2005, each executive officer’s bonus could be up to 200% of the target amount. The specific Adjusted Earnings Per Share levels required for increased bonus payouts are based on a scale approved by the independent directors upon a recommendation by the Compensation and Management Development Committee.

     The following is an example of how a maximum allowable payout of 200% of the target amount could affect total bonus payouts for Fiscal 2005. This example is included for illustrative purposes only and does not represent a forecast or target by the Company of expected Adjusted Earnings Per Share for Fiscal 2005.

     Because each executive vice president participating in the EMB Plan has a target bonus of 50% of base salary, and because 80% of that target bonus is allocated to achieving the objective performance goal and 20% of that target bonus is allocated to achieving the individual performance goals, the target bonus attributed to achieving the objective performance goal is 40% of base salary (i.e., 80% x 50% = 40%)

and the target bonus attributed to achievement of the individual performance goals is 10% of base salary (i.e., 20% x 50% = 10%). If Adjusted Earnings Per Share for Fiscal 2005 were at a level permitting a payout of 200% of the target bonus, each executive vice president participating in the EMB Plan would be eligible to receive 100% of his or her base salary (80% for achieving the objective performance goal (200% x 40%) and 20% for achieving the individual performance goals (200% x 10%), assuming the executive vice president achieved all of his or her individual performance goals).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b)       On November 17, 2004, Craig J. Foley, a member of the Board, informed the other members of the Board of his intention not to stand for re-election at the Company’s 2005 Annual Meeting of Shareholders to be held February 9, 2005 (the “Annual Meeting”). Mr. Foley informed the Board he will retire effective immediately prior to the Annual Meeting after almost 15 years of distinguished service on the Board.

Item 9.01.	Financial Statements and Exhibits.

     (c)       Exhibits.

Exhibit No.	Description

10.1	Starbucks Corporation Executive Management Bonus Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: November 22, 2004	By:	/s/ Michael Casey

Michael Casey executive vice president and chief financial officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Starbucks Corporation Executive Management Bonus Plan.